EXHIBIT 10.1
To:
MML Capital Europe VI Equity II S.A.
8, rue Lou Hemmer
L-1748 Senningerberg
Luxembourg
To the attention of Mr. Fabrice Badouraly and Mrs. Anne-Cécile Jourdren

MML Capital Europe VI S.A.
8, rue Lou Hemmer
L-1748 Senningerberg
Luxembourg
To the attention of Mr. Fabrice Badouraly and Mrs. Anne-Cécile Jourdren

Mr. Arnaud Linquette
8, parc de Diane
78350 Jouy-en-Josas
France

FPCI FIC 5
Represented by its management company Bpifrance Investissement
27/31, avenue du Général Leclerc
94710 Maisons-Alfort
France
To the attention of Mr. Arnaud Legardeur

Mr. Gérard Guyard
3140 Ferncliff Commons, NE
Atlanta, GA 30324
United-States of America;

(the “Beneficiaries”)

The Beneficiaries hereby appoint, with effect on and as of the date hereof, (i) MML Capital Europe VI Equity II SA, (ii) FPCI FIC 5, represented by Bpifrance Investissement and (iii) Mr. Arnaud Linquette as sellers’ agent (the “Sellers’ Agents”) for the purpose of this Put-Option, with Clause 1.4 (Sellers’ Agents) of the SPA applying mutatis mutandis to this Put Option.

Paris, March 15, 2024

Re.: Acquisition of the Gravotech Group
Dear Sirs,
1.Irrevocable commitment to acquire the Gravotech Group
1.1We Braton Europe Sarl (the “Purchaser”), a French société à responsabilité limitée incorporated under the laws of France, having its registered office located at 2 rue de la Troisième Révolution Industrielle Pa Pierre Mauroy, 59223 Roncq, France, identified under number 423 444 033 R.C.S. Lille Metropole and controlled directly or indirectly by Brady Worlwide, Inc., a company having its registered office located at 6555 Good Hope Road, Milwaukee, Wisconsin 53223, United States of America, hereby confirm our irrevocable commitment under the terms and conditions set forth herein (the “Put Option”) to acquire directly or indirectly one hundred percent (100%) of the share capital and voting rights (on a fully diluted basis) of Gravotech Holding, a French société par actions simplifiée incorporated under the laws of France with a share capital of €17,924,888, having its registered office at 466, rue des Mercières, Zone Industrielle Perica, 69140 Rillieux-la-Pape, France (“Gravotech Holding”) through the acquisition of the securities (including the convertible bonds) issued by Gravotech Holding on the terms and conditions set forth in the agreed form Securities Sale and Purchase Agreement attached to this Put Option as Schedule 1 hereto (the “SPA”), such acquisition being defined hereinafter as the “Transaction”.
1.2Capitalized terms and expressions not otherwise defined in this Put Option shall have the meaning given to them in the SPA.
1.3Following our discussions, we understand and hereby acknowledge that, before the Beneficiaries are in a position to take any decision to sell the Sold Securities:
(a)the employees of Gravotech Holding shall be informed of their right to make an offer to purchase the securities giving access to the majority of the share capital of Gravotech Holding (the “Hamon Law Process”) and the Hamon Law Process shall be completed in accordance with article L.23-10-1 and seq. of the French Commercial Code (Code de commerce) and clause 6 (Social and Economic Committee Consultation Process – Hamon Law Process) of this Put Option; and
(b)the Social and Economic Committee (Comité social et économique central) of Gravotech Marking and, as the case may arise depending on the direct impact of the Transaction on the sites of Gravotech Marking, the Social and Economic Committees of the sites of Gravotech Marking in Rillieux-la-Pape and La Chapelle-Saint Luc (Comités sociaux et économiques d’établissements des sites de Rillieux-la-Pape et de La-Chapelle-Saint-Luc) (together the “SEC”) shall be informed and consulted in connection with the Transaction (the “SEC Process”) (the SEC Process together with the Hamon Law Process being hereinafter defined as the "Information and Consultation Processes”) in accordance with article L. 2312-8 of the French Labor Code (Code du travail) and clause 6 (Social and Economic Committee Consultation Process – Hamon Law Process) of this Put Option.
1.4This Put Option is granted for the benefit of the Beneficiaries and shall benefit them as soon as this Put Option will be exercised under the conditions provided for herein. By countersigning this Put Option, the Beneficiaries accept the benefit of the Put Option as an option solely, without undertaking to exercise such option.
2.Validity and Exercise of this Put Option
2.1This Put Option is valid as from the date hereof and can be exercised until the earlier of (i) the tenth (10th) calendar day following the completion of the Information and Consultation Processes and (ii) four (4) months after the date hereof (the “Expiry Date”).
2.2The exercise of this Put Option shall be made by means of a registered letter with acknowledgement of receipt, or by any other means evidencing the delivery and receipt of a written notification, sent to the Purchaser by the Sellers’ Agents (the “Exercise Notice”). The Exercise Notice shall confirm to the Purchaser completion of both the SEC Process and the Hamon Law Process (and contain written evidence of such completion satisfactory to the Purchaser) and shall include, in order to be valid, an original copy of the SPA duly signed by all Sellers (it being specified that MML Capital Europe VI Equity II SA and MML Capital Europe VI SA undertake, in the case where one of the Sellers would have decided not to sign the SPA, to implement the drag along provisions provided for in the shareholders agreement entered into between the current shareholders of Gravotech Holding).
2.3This Put Option may not be revoked, withdrawn or varied upon in any matter until the Expiry Date without the written consent of the Sellers’ Agents and the Purchaser.
2.4Absent the sending of the Exercise Notice before the Expiry Date in accordance with the abovementioned provisions, our and your undertakings under this Put Option shall lapse as of the Expiry Date without any liability on any party hereto (other than as a result of a breach by such party of its obligations hereunder) but without prejudice to the provisions set forth in clauses 4 (Exclusivity), 9 (Confidentiality), 10 (Miscellaneous) and 11 (Governing law and jurisdiction) of this Put Option which shall remain in full force and effect.
3.Sale and Purchase Agreement
3.1We hereby unconditionally and irrevocably undertake to execute the SPA at the latest on the tenth (10th) Business Day following the receipt of the Exercise Notice (the “Execution Date”).

3.2Prior to the Execution Date, each party hereto undertakes:
(a)to complete and agree upon, in good faith and to the extent necessary, the texts in brackets and the missing schedules of the SPA and, if necessary, to agree upon minor changes in the SPA, but only to the extent such changes, additions or amendments could not reasonably be expected to have any adverse effect on the Purchaser; and
(b)to provide to the other party hereto with all the relevant documentation and other evidence, as being necessary to complete their “know your customer”/anti money laundering checks in respect of (i) the Purchaser and (ii) the Sellers.
3.3The Put Option constitutes a “promesse unilatérale” governed by article 1124 of the French Civil Code (Code civil) (and does not constitute an offer (“offre”) governed by article 1114 et seq. of the French Civil Code (Code civil)) and is irrevocable (either prior or after the exercise of the Put Option) until the Expiry Date.
3.4Should we fail to execute the SPA on the Execution Date, we agree that the Beneficiaries may in their absolute discretion seek to force us to comply with our obligations under this Put Option and in respect of the Transaction as provided under the SPA. In this respect, we hereby agree and acknowledge that this Put Option is subject, following the sending of a prior notice (mise en demeure), to specific performance (exécution en nature) by you in accordance with the provisions of article 1221 of the French Civil Code (Code civil) and we acknowledge that such specific performance is not impossible and will not create any manifest disproportion between its cost for us and its interest for you.
3.5It is hereby expressly specified that the validity and enforceability of the Put Option is not subject to the execution of the SPA and, accordingly, upon exercise of the Put Option, the sale of the Sold Securities at the price and under the other terms and conditions set forth in the SPA shall be definitive (subject to the Condition Precedent and the Additional Conditions Precedent), whether or not the SPA is executed by the Purchaser (on the Execution Date or at any other date).
4.Exclusivity
4.1As from the countersigning of the Put Option by the Beneficiaries and until the date that is the earlier of (i) the Execution Date and (ii) eight (8) months as from the date hereof, the Beneficiaries shall not, directly or indirectly (including through their advisors), and shall procure that none of their Related Parties and none of the Group Companies shall, directly or indirectly (including through their respective directors, officers, employees and advisors):
(a)pursue, initiate or follow up any discussions or negotiations, or enter into any contract, agreement or understanding, with any person (other than the Purchaser and/or its Affiliates), or solicit or encourage any person (other than the Purchaser and/or its Affiliates), with a view to sell or transfer all or part of the share capital, voting rights or securities of any of the Group Companies and/or all or part of their assets to any person (other than the Purchaser and/or its Affiliates), or to proceed with the merger, spin-off, contribution, business combination, recapitalization, or any similar transaction involving any Group Company with any person (other than the Purchaser and/or its Affiliates) (an “Alternative Transaction”);
(b)provide or consent to provide any information with respect to the Group Companies to any person (other than the Purchaser and/or its Affiliates) with a view to solicit, initiate, pursue, or undertake any Alternative Transaction;
(c)solicit or encourage offers or expressions of interest or otherwise cooperate with a view to solicit, initiate, pursue, or undertake any Alternative Transaction; or
(d)more generally, undertake any action which may jeopardize the completion of the Transaction.
5.Purchaser’s Financing
We hereby represent that we have or have access to all funds necessary as of the date hereof and shall unconditionally have or have access to all funds necessary and immediately available on the Completion Date (i) to pay the Purchase Price, (ii) to repay the Existing Financial Debt as of the Completion Date

(including all interests, fees, related hedge, swap, or any other derivative agreement commitments, commissions and penalties relating thereto) in accordance with the provisions of Clause 3.4 of the SPA.
6.Social and Economic Committee Consultation Process – Hamon Law Process
6.1The Beneficiaries shall, and shall procure that the management of the relevant Group Companies shall:
(a)initiate the SEC Process within ten (10) Business Days from the date hereof;
(b)initiate the Hamon Law Process within ten (10) Business Days from the date hereof;
(c)conduct diligently the Information and Consultation Processes with a view to completing the Information and Consultation Processes as soon as practicable and, in any event, in accordance with applicable Law;
(d)promptly, and in any event no later than three (3) Business Days following receipt of such communication, provide the Purchaser with any written substantive communication from the SEC or any expert that may be appointed by the SEC and keep the Purchaser reasonably informed of the progress of the Information and Consultation Processes and of any material issues arising therefrom;
(e)inform the Purchaser of completion of the Information and Consultation Processes within five (5) calendar days as from such completion;
(f)grant the Purchaser the opportunity to review and comment the information notice that will be provided during the first meeting with the SEC prior to such document/communication being submitted and to take into account any reasonable comment from the Purchaser;
(g)not, directly or indirectly, enter into any binding agreements, collective bargaining agreements or, more generally, take any commitment with regards to the SEC, the employees and the unions of the Group without the prior written consent of the Purchaser;
(h)more generally, act and provide all reasonable assistance and cooperation, in accordance with legal requirements and standard practice in similar transactions, with a view to completing the Information and Consultation Processes as soon as reasonably practicable and, in any event, prior to the Expiry Date.
6.2The Purchaser agrees that it shall, and shall cause its Affiliates to:
(a)provide all usual presentations and other information relating to them as reasonably required, with prior notice, by the Sellers’ Agents in connection with the SEC Process and following a corresponding request by the SEC or the expert appointed by it, including as the case may be, a document setting forth their background and history, including their plans for the Group;
(b)procure that senior representatives of the Purchaser and its Affiliates (as chosen by the Purchaser) attend at least one meeting of the SEC and meet with the relevant employees and employee representatives where and when reasonably requested;
(c)use all reasonable endeavors to avoid any act reasonably likely to prejudice an expeditious outcome of the SEC Process; and
(d)more generally, provide all reasonable assistance and cooperation with a view to completing the SEC Process in a timely manner and, in any event, before the Expiry Date.
6.3The SEC Process shall be deemed completed:
(a)on the date on which the SEC delivered its opinion (whether positive or negative) in relation to the Transaction before the expiration of the consultation period provided under article R. 2312-6 of the French Labor Code (Code du travail) (or before the expiration of such longer time period as may be ordered by the competent court, in accordance with article L. 2312-15 of the French Labor Code (Code du travail)) (the “SEC Consultation Period”); or

(b)in the absence of such express opinion (i) upon the expiry of the SEC Consultation Period as determined by applicable laws (in the absence of judicial proceedings initiated by the SEC during the SEC Consultation Period requesting an extension of the Consultation Period), or (ii) upon the expiry of the extended SEC Consultation Period in case of judicial proceedings initiated by the SEC and granting such extension.
6.4The Hamon Law Process shall be deemed to have been completed in relation to the Transaction when:
(a)each of the employees of Gravotech Holding has either submitted an acquisition offer concerning Gravotech Holding in accordance with article L. 23-10-1 of the French Commercial Code (Code de commerce) or signed a nominative waiver in writing with respect to his right to submit such an offer; or
(b)a two-month period has lapsed from the date on which the employees of Gravotech Holding were informed of the Transaction and on which they were entitled to submit an acquisition offer in this respect.
6.5The Information and Consultation Processes shall be deemed completed in relation to the Transaction upon the date on which both the SEC Process and the Hamon Law Process shall be deemed to have been completed.
6.6The Sellers’ Agents shall notify us the Exercise Notice which will confirm the completion of the Information and Consultation Processes within five (5) calendar days as from such completion, along with the relevant documentation or information evidencing such completion.
7.Representations and Covenants
7.1The Purchaser warrants to the Beneficiaries that: (i) it has the power and authority required and have obtained or satisfied all corporate or regulatory approvals or other conditions necessary to enter into this Put Option and to perform the obligations to which it is bound hereunder (for such obligations which exist prior to the exercise of the Put Option), (ii) it is not a Sanctioned Person and complies with the Fight Against Money Laundering regulations, the Financing of Terrorism regulations and any Sanctions regulations, (iii) the entry into this Put Option will not result in a breach of, or give rise to a default under, any contract or other instrument to which it is a party or by which it is bound and (iv) this Put Option constitutes valid and legally binding obligations for the Purchaser enforceable in accordance with the terms hereof.
7.2The Beneficiaries warrants to the Purchaser that: (i) they have the power and authority required and have obtained or satisfied all corporate or regulatory approvals or other conditions necessary to enter into this Put Option and to perform the obligations to which they are bound hereunder (for such obligations which exist prior to the exercise of the Put Option), (ii) the entry into this Put Option will not result in a breach of, or give rise to a default under, any contract or other instrument to which it is a party or by which it is bound and iii) this Put Option constitutes valid and legally binding obligations for each Seller enforceable in accordance with the terms hereof.
7.3During the period from the countersigning of the Put Option to the first to occur of (i) the Execution Date, and (ii) the Expiry Date, each of the Beneficiaries, within the limits of its powers, shall perform and comply, for itself and not for any other Seller, with the obligations of the Sellers set forth in Clause 6.3 (Covenants of the Sellers) of the SPA as if such obligations had been set forth in full in this Put Option, mutatis mutandis, with effect on and as of the date hereof, and as if references in these clauses to the “Agreement”, the “Parties”, the “Purchaser”, the “Sellers” or the “date hereof” (or similar expressions) were respectively references to this Put Option, the parties hereto, the Purchaser, the Beneficiaries and the date of this Put Option.
8.Regulatory Clearance
8.1The Purchaser will at its own costs make appropriate pre-notification(s) (of any a nature whatsoever) with the Required Regulatory Authority as soon as practicable after the date of this Put Option and in any event within twenty (20) Business Days of the date of this Put Option with a view to obtain the Regulatory Clearance.

8.2The provisions of paragraphs (a) to (i) of Clause 4.2 (Undertakings and Co-Operation relating to the Regulatory Clearance) of the SPA shall be incorporated in this Put Option by reference as if set out herein and shall apply mutatis mutandis as if references in those clauses to the “Agreement” (or similar expression), the “Purchaser”, “the date of the Agreement” and the “Sellers’ Agents” were respectively mean this Put Option, the Purchaser, the date of this Put Option and the Beneficiaries.
9.Confidentiality
The provisions of Clause 10.2 (Confidentiality and Public Announcement) of the SPA shall apply mutatis mutandis to this Put Option, subject only to such disclosures that are required or contemplated under this Put Option.
10.Miscellaneous
10.1Any provision of this Put Option which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Put Option invalid, illegal or unenforceable in any other jurisdiction.
10.2The provisions of Clause 10.7 (Absence of Third Party Rights – Assignment – Substitution) of the SPA shall apply mutatis mutandis to this Put Option.
10.3This Put Option and the SPA, as well as any other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof (including notably, in their whole extent, any prior offer made to you in connection with the Transaction).
11.Governing Law and Jurisdiction
11.1This Put Option is subject to French law.
11.2The parties hereto hereby irrevocably agree that the commercial court of Paris (Tribunal de Commerce de Paris) shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this Put Option and that, accordingly, any proceedings arising out of or in connection with this Put Option shall be brought in such courts.
11.3Each party hereby irrevocably waives, to the fullest extent possible, any objection the other party may now or hereafter have to the jurisdiction or venue of such proceedings on the basis of the lack of personal jurisdiction, forum non conveniens or otherwise.
12.Electronic Signature
12.1Electronic Signature Laws and Regulations means articles 1366 and 1367 of the French Civil Code (Code civil) and the decree no. 2017-1416 dated 28 September 2017 on the electronic signature and the EIDAS Regulation.
12.2This Put Option has been entered into on the date stated at the beginning of it. In accordance with articles 1367 and 1368 of the French Civil Code (Code civil), the parties hereto agree that each party hereto or its authorized representative can duly execute this Put Option electronically, including by appending an electronic signature generated through DocuSign© or any similar service, and acknowledge that such electronic signature carries the same legal value as their handwritten signature.
12.3Each party hereto acknowledges and agrees that its signing or the signing by its authorized representative of this Put Option via the abovementioned electronic process is made in full knowledge of the technology implemented, its related terms of use and the Electronic Signature Laws and Regulations, and, accordingly, hereby irrevocably and unconditionally waives any right such party may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Put Option in this respect.

Yours faithfully,
The Purchaser

/s/ ANN E. THORNTON
Braton Europe Sarl
Represented by its Co-Managing Director
Mrs. Ann Thornton
Acknowledged and accepted by the Beneficiaries:
By countersigning this letter, the Beneficiaries hereby acknowledge and agree on the terms and conditions of the Put Option (including the granting of an exclusivity and the Beneficiaries’ other commitments provided herein), without any obligation to exercise such Put Option

/s/ FABRICE BADOURALY	/s/ ANNE-CÉCILE JOURDREN
MML CAPITAL EUROPE VI EQUITY II S.A
Represented by Mr. Fabrice Badouraly and
Mrs. Anne-Cécile Jourdren

/s/ FABRICE BADOURALY	/s/ ANNE-CÉCILE JOURDREN
MML CAPITAL EUROPE VI S.A
Represented by Mr. Fabrice Badouraly and
Mrs. Anne-Cécile Jourdren

/s/ ARNAUD LINQUETTE
Mr. Arnaud Linquette

/s/ ARNAUD LEGARDEUR
FPCI FIC 5
Represented by its management company
Bpifrance Investissement
Itself represented by Mr. Arnaud Legardeur

/s/ GÉRARD GUYARD
Mr. Gérard Guyard

Schedule 1
SPA
[Intentionally Omitted - Agreement Not Finalized or Executed as of the Date of Filing]